Exhibit 99.2

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 3, 2004 by BPCB Partners, L.P.

Shares
Sold  Price  Shares Beneficially Owned After Transaction
13  36.56  69214
6  36.50  69208
97  36.49  69111
46  36.48  69065
52  36.47  69013
139  36.45  68874
6  36.43  68868
51  36.42  68817
65  36.41  68752
19  36.40  68733
51  36.39  68682
19  36.38  68663
116  36.37  68547
135  36.36  68412
52  36.35  68360
52  36.33  68308
71  36.30  68237
7  36.29  68230
39  36.28  68191
13  36.27  68178
39  36.26  68139
809  36.25  67330
19  36.19  67311
6  36.18  67305
148  36.16  67157
110  36.15  67047
7  36.14  67040